Exhibit 4.12

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 31, 2025, among ONEOK, Inc., an Oklahoma corporation (“ONEOK”), ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“Intermediate Partners”), Magellan Midstream Partners, L.P., a Delaware limited partnership (“Magellan” and, together with ONEOK Partners and Intermediate Partners, the “Existing Guarantors”), EnLink Midstream Partners, LP, a Delaware limited partnership (“ENLK”), Elk Merger Sub II, L.L.C., a Delaware limited liability company (“Merger Sub II,” and, together with ENLK, the “New Guarantors” and each, a “New Guarantor”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”). The Existing Guarantors together with the New Guarantors will be referred to collectively herein as the “Guarantors.”

W I T N E S S E T H:

WHEREAS, the applicable Obligor (as defined below) has heretofore executed and delivered to the Trustee an indenture, dated as of April 19, 2007 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of April 19, 2007 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated September 25, 2023 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated December 13, 2023 (the “Third Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture, this Supplemental Indenture and the Original Indenture, collectively the “Indenture”), in each case, among such Obligor, the guarantors party thereto and the Trustee, related to ONEOK’s outstanding 6.400% Senior Notes due 2037;

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of November 24, 2024 (the “Merger Agreement”), among ONEOK, Elk Merger Sub I, L.L.C., a Delaware limited liability company (“Merger Sub I”), Merger Sub II, EnLink Midstream, LLC, a Delaware limited liability company (“EnLink”), and EnLink Midstream Manager, LLC, a Delaware limited liability company and managing member of EnLink, (i) Merger Sub I merged with and into EnLink (the “First Merger”), with EnLink as the surviving company, and (ii) promptly following the First Merger, EnLink, as the surviving entity in the First Merger, merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a direct, wholly-owned subsidiary of ONEOK;

WHEREAS, pursuant to the Third Supplemental Indenture, ONEOK assumed Magellan’s obligations as primary obligor with respect to the then outstanding securities issued under the Indenture (Magellan or ONEOK, in such capacity as primary obligor, the “Obligor”);

WHEREAS, Section 9.01 of the Original Indenture provides that ONEOK and the Trustee may from time to time and at any time, without the consent of Holders, enter into a supplemental indenture to make any change that does not adversely affect the rights of any Holder;

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a legal, valid and binding obligation of ONEOK and each of the Guarantors have been done; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, each of the New Guarantors desires to become a guarantor of, and provide a guarantee of, the currently outstanding securities, the titles of the series and the current outstanding principal amounts thereof being set forth on Schedule A hereto (collectively, the “Currently Outstanding Securities”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, ONEOK, each of the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Article I
RELATION TO INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF

GENERAL APPLICATION

Section 1.01 Relation to Indenture. With respect to the Currently Outstanding Securities, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

Section 1.03 General References. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (a) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (b) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article II
AGREEMENT TO GUARANTEE

Section 2.01 Unconditional Guarantee.

(a)  For value received, subject to Section 2.04 hereof, each of the New Guarantors hereby fully, irrevocably, unconditionally and absolutely guarantees to the Holders of each series of Currently Outstanding Securities and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on such Currently Outstanding Securities, and all other amounts due and payable under the Indenture and such Currently Outstanding Securities by ONEOK to the Trustee or such Holders (including, without limitation, all costs and expenses (including reasonable legal fees and disbursements of its agents and counsel) incurred by the Trustee or such Holders in connection with the enforcement of the Indenture and the EnLink Guarantees (as defined below) (collectively, the “Indenture Obligations”), when and as such amounts shall become due and payable, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, according to the terms of such Currently Outstanding Securities and the Indenture. The guarantee by each of the New Guarantors set forth in this ARTICLE II is collectively referred to herein as the “EnLink Guarantees,” and each, an “EnLink Guarantee.” Without limiting the generality of the foregoing, each of the New Guarantors’ liability shall extend to all amounts that constitute part of the Indenture Obligations and would be owed by ONEOK to the Trustee or the Holders under the Indenture and such Currently Outstanding Securities but for the fact that they are unenforceable, reduced, limited, impaired, suspended or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving ONEOK.

(b)  Failing payment when due of any amount guaranteed pursuant to the EnLink Guarantees, for whatever reason, each of the New Guarantors will be obligated (to the fullest extent permitted by applicable law) to pay the same immediately to the Trustee, without set-off or counterclaim or other reduction whatsoever (whether for taxes, withholding or otherwise). Each EnLink Guarantee hereunder is intended to be a general, unsecured, senior obligation of the applicable New Guarantor and will rank pari passu in right of payment with all unsecured indebtedness of each of the New Guarantors that is not, by its terms, expressly subordinated in right of payment to the EnLink Guarantees of the New Guarantors. Each of the New Guarantors hereby agrees that, to the fullest extent permitted by applicable law, subject to Section 2.04 hereof, its obligations hereunder shall be full, irrevocable, unconditional and absolute, irrespective of the validity, regularity or enforceability of such Currently Outstanding Securities, the EnLink Guarantees or the Indenture, the absence of any action to enforce the same, any waiver or consent by any such Holder with respect to any provisions hereof or thereof, the recovery of any judgment against ONEOK, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the New Guarantors. Each of the New Guarantors hereby agrees that in the event of a default in payment of any Indenture Obligations, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.04 of the Original Indenture, by such Holders, on the terms and conditions set forth in the Indenture, directly against such New Guarantors to enforce the EnLink Guarantees without first proceeding against ONEOK.

(c)  To the fullest extent permitted by applicable law, subject to Section 2.04 hereof, the obligations of the New Guarantors under this ARTICLE II shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of ONEOK or the New Guarantors contained in any of such Currently Outstanding Securities or the Indenture, (ii) any impairment, modification, release or limitation of the liability of ONEOK, the New Guarantors or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Trustee or any such Holder of any rights or remedies under any of such Currently Outstanding Securities or the Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of such Currently Outstanding Securities, including all or any part of the rights of ONEOK or the New Guarantors under the Indenture, (v) the extension of the time for payment by ONEOK or the New Guarantors of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of such Currently Outstanding Securities or the Indenture or of the time for performance by ONEOK or the New Guarantors of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of ONEOK or the New Guarantors set forth in the Indenture, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, rehabilitation or relief of, or other similar proceeding affecting, ONEOK or the New Guarantors or any of their respective assets, or the disaffirmance of any of such Currently Outstanding Securities, the EnLink Guarantees or the Indenture in any such proceeding, (viii) the release or discharge of ONEOK or the New Guarantors from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of such Currently Outstanding Securities, the EnLink Guarantees or the Indenture, (x) any change in the name, business, capital structure, corporate existence, or ownership of ONEOK or the New Guarantors, or (xi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety of the New Guarantors.

(d)  To the fullest extent permitted by applicable law, each New Guarantor hereby (i) waives diligence, presentment, demand of payment, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of ONEOK or such New Guarantor, and all demands and notices whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing its EnLink Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing its EnLink Guarantee without notice to them and (iii) covenants that its EnLink Guarantee will not be discharged except by complete performance of its EnLink Guarantee. To the fullest extent permitted by applicable law, each New Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any Person to its EnLink Guarantee is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of such New Guarantor, its EnLink Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and its EnLink Guarantee shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

(e)  Each New Guarantor shall be subrogated to all rights of the Holders and the Trustee against ONEOK in respect of any amounts paid by such New Guarantor pursuant to the provisions of the Indenture; provided, however, that such New Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of such Currently Outstanding Securities until all of such Currently Outstanding Securities and its EnLink Guarantee shall have been indefeasibly paid in full or discharged.

(f)   To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, power, privilege or remedy under this ARTICLE II and the EnLink Guarantees shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power, privilege or remedy preclude any other or further exercise thereof, or the exercise of any other rights, powers, privileges or remedies. The rights and remedies herein provided for are cumulative and not exclusive of any rights or remedies provided in law or equity. Nothing contained in this ARTICLE II shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of such Currently Outstanding Securities pursuant to Article VI of the Original Indenture or to pursue any rights or remedies under the Indenture or under applicable law.

Section 2.02 Limitation on Guarantor Liability. The New Guarantors and the Trustee hereby confirm that it is the intention of all such parties that the EnLink Guarantees of the New Guarantors not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the EnLink Guarantees. To effectuate the foregoing intention, the Trustee and the New Guarantors hereby irrevocably agree that the obligations of the New Guarantors will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the New Guarantors that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the New Guarantors in respect of the obligations of the New Guarantors under this ARTICLE II, result in the obligations of the New Guarantors under the EnLink Guarantees not constituting a fraudulent transfer or conveyance.

Section 2.03 No Requirement to Endorse Notation of Guarantee. Each of the New Guarantors hereby agrees that its execution and delivery of this Supplemental Indenture and the provisions set forth in this ARTICLE II shall evidence its EnLink Guarantee without the need for notation on any Currently Outstanding Securities.

Section 2.04 Release of EnLink Guarantees.

(a)  Notwithstanding anything to the contrary in this ARTICLE II, if either of the New Guarantors (i) shall cease to be a Subsidiary of ONEOK or (ii) shall no longer be (x) an obligor on, or issuer of, any capital markets debt securities or (y) a guarantor of any capital markets debt securities issued by ONEOK or the Existing Guarantors, in each case other than the Currently Outstanding Securities or any other series of capital market debt securities of ONEOK outstanding on, and for which such New Guarantor is giving a guarantee, the date hereof, then if no Default or Event of Default shall have occurred and be continuing, such New Guarantor, upon giving written notice to the Trustee to the foregoing effect (which notice the Trustee may rely conclusively upon without investigation), shall be deemed to be released from all of its obligations under the Indenture, and its EnLink Guarantee shall be of no further force or effect with respect to such New Guarantor. Following the receipt by the Trustee of any such notice, ONEOK shall cause the Indenture to be amended and supplemented as provided in Section 9.01 of the Original Indenture; provided, however, that the failure to so amend the Indenture shall not affect the validity of the release and termination of its EnLink Guarantee with respect to such New Guarantor.

(b)  In addition, upon (i) the exercise of the legal defeasance or covenant defeasance option or the satisfaction and discharge of the Indenture as provided in ARTICLE XI of the Original Indenture with respect to a series of Currently Outstanding Securities, or (ii) a series of Currently Outstanding Securities ceasing to be Outstanding, the New Guarantors shall be deemed to be released from all their obligations under the Indenture with respect to such series of Currently Outstanding Securities and their EnLink Guarantees of such series of Currently Outstanding Securities shall be of no further force or effect.

Section 2.05 Benefits AcknowledgedSection 2.06. Each New Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and from the EnLink Guarantees under this Supplemental Indenture.

Article III
MISCELLANEOUS

Section 3.01 Notices. Notices to the New Guarantors shall be made in accordance with Section 13.03 of the Original Indenture. The address for the New Guarantors is 100 West Fifth Street, Tulsa, Oklahoma 74103, or such other address as the New Guarantors may designate from time to time by notice to the Holders and ONEOK. The address for the Corporate Trust Office of the Trustee shall be located at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328-5588 Attention: Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and ONEOK.

Section 3.02 No Recourse Against Others. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of ONEOK or any Guarantor, as such, will have any liability for any obligations of ONEOK or the Guarantors under the Currently Outstanding Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The waiver and release are part of the consideration for the issuance of the EnLink Guarantees and the Currently Outstanding Securities.

Section 3.03 Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of ONEOK and the Guarantors, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof or thereof by ONEOK or any of the Guarantors.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights, privileges, immunities or obligations of the Trustee set forth in the Indenture and the Trustee shall be indemnified and held harmless in accordance with the terms thereof as fully and with like effect as if set forth herein in full.

Section 3.04 Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended, including by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.05 Governing Law. This Supplemental Indenture and the Currently Outstanding Securities shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture and the Currently Outstanding Securities are subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and the Currently Outstanding Securities and shall, to the extent applicable, be governed by such provisions.

Section 3.06 Counterparts. This instrument may be executed in any number of counterparts, each of which, when delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Signatures to this Supplemental Indenture transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ONEOK, INC.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	President and Chief Executive Officer

ONEOK PARTNERS, L.P.

By:	ONEOK Partners GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	ONEOK ILP GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

(Signature Page to Fourth Supplemental Indenture (2007 Indenture))

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC, its General Partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer

ELK MERGER SUB II, L.L.C.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer

(Signature Page to Fourth Supplemental Indenture (2007 Indenture))

U.S. BANK TRUST COMPANY, NATIONAL ASSOCATION, As Trustee

By:	/s/ Gregory M. Jackson
Name:	Gregory M. Jackson
Title:	Vice President

(Signature Page to Fourth Supplemental Indenture (2007 Indenture))

Schedule A
Currently Outstanding Securities

1.	$250,000,000 6.40% Notes due 2037